Exhibit 99.1

Revett Mining Company Receives Stockholder Approval for Proposed Merger with Hecla

Spokane Valley, Washington, June 12, 2015; Revett Mining Company, Inc. (NYSE MKT: RVM / TSX: RVM) (“Revett” or the “Company”) announced today that its stockholders have approved a proposed merger with Hecla Mining Company at a special meeting held today in Spokane Valley, WA. 64.62 percent of the company’s shares outstanding were voted with more than 95 percent of the votes cast in favor of the proposal, representing more than 61 percent of Revett’s issued and outstanding shares.

The closing of the merger is anticipated to occur on Monday, June 15, 2015. Under the terms of the merger agreement, each outstanding common share of Revett will be exchanged for 0.1622 of a common share of Hecla, with cash paid in lieu of fractional shares.

About Revett

Revett, through its subsidiaries, owns and operates the Troy Mine currently on care and maintenance in Lincoln County, Montana and the permitting-stage Rock Creek Project located in Sanders County, Montana, USA.

About Hecla

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada, and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

John Shanahan
President & CEO

For more information, please contact: Monique Hayes, Corporate Secretary/Director Investor Relations at: (509) 921-2294 or visit our website at www.revettmining.com.

Except for the statements of historical fact contained herein, the information presented in this news release may contain "forward-looking statements" within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "is not expected", "budget", "schedule", "estimates", "forecasts", "intends", "anticipates", "or does not anticipate" or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements contained in this news release include but are not limited to those relating to the expectation of when closing will occur. Forward looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business and economic uncertainties, risks and contingencies and those factors discussed in the section entitled "Risk Factors" in the Company’s Form 10-K filed on March 30, 2015 with the Securities and Exchange Commission (SEC) and also filed on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Mining Company does not undertake to update any forward-looking statements except as required by applicable securities laws.